UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Union Bankshares Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

UNION BANKSHARES CORPORATION

March 11, 2005

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Union Bankshares Corporation. The meeting will be held on Tuesday, April 19, 2005 at 3:00 p.m. at the Holiday Inn Select Conference Center, 2801 Plank Road, Fredericksburg, Virginia. Directions to the meeting site may be found on the back page of the attached proxy statement.

The primary business of the meeting will be to elect three directors and one continuing director, as well as ratify the appointment of the Company’s independent auditors for 2005. We also will report to you on the condition and performance of the Company and its subsidiaries, and you will have ample opportunity to question management or directors on matters that affect the interests of all shareholders. The meeting will be followed by a reception that we encourage you to attend.

We look forward to seeing you on April 19th. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We appreciate your continued loyalty and support.

Sincerely,

G. William Beale
President and Chief Executive Officer

UNION BANKSHARES CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 19, 2005

The Annual Meeting of Shareholders of Union Bankshares Corporation (the “Company”) will be held at the Holiday Inn Select Conference Center, 2801 Plank Road, Fredericksburg, Virginia at 3:00 p.m. on April 19, 2005 for the following purposes:

1.	To elect three (3) directors to serve as Class III directors for a three-year term and one (1) director to serve as a Class I director for the remaining one-year portion of the Class I directors’ three-year term;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent auditors for the year ended December 31, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders of record at the close of business on February 25, 2005, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

D. Anthony Peay
Executive Vice President and Corporate Secretary

March 11, 2005

Please promptly complete and return the enclosed proxy, whether or not you plan to attend the Annual Meeting. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

UNION BANKSHARES CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 19, 2005

GENERAL

The enclosed proxy is solicited by the Board of Directors of Union Bankshares Corporation (the “Company”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 19, 2005, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy is March 11, 2005.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights of Shareholders

Only shareholders of record at the close of business on February 25, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on February 25, 2005, there were 8,746,074 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person or by telephone, or special letter by officers and employees of the Company or its subsidiaries, acting without compensation other than regular compensation.

ELECTION OF DIRECTORS — PROPOSAL ONE

Directors

The Company’s Board is divided into three classes (I, II and III). The term of office for Class III directors will expire at the Annual Meeting and the nominees to serve as Class III directors are set forth below. Each of the Class III nominees currently serves as a director of the Company. Messrs. McCann and Moore were appointed to the Board in October 2004. If elected, the Class III nominees will serve until the Annual Meeting of Shareholders held in 2008.

The Board has also nominated Douglas E. Caton to serve as a Class I director. Mr. Caton was appointed to the Board in May 2004. If elected, Mr. Caton will serve until the Annual Meeting of Shareholders held in 2006.

B. Walton Mahon has chosen not to seek renomination for election to serve as a Class III director. Mr. Mahon’s service as a Class III director will end at the Annual Meeting. Mr. Mahon served on the Board of Directors of the Company (and its predecessors) for 40 years. He retired from full-time employment as President of Union Bank & Trust Company in 1991.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate. The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote for these nominees. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years (2)
Class I (Nominee) (Director To Be Elected to Serve Until 2006 Annual Meeting):

Douglas E. Caton (62)	2004	Chief Executive Officer of Management Services Corporation, a Charlottesville, Virginia based regional real estate management, development and brokerage company which purchases and constructs apartments and commercial buildings; Chairman of the Board of Guaranty Financial Corporation from 1990 to 2004; Major General, United States Army Reserve, Retired.

Class III (Nominees) (Directors To be Elected to Serve Until the 2008 Annual Meeting):

G. William Beale (55)	1990	President and Chief Executive Officer of the Company since its inception in 1993; President and Chief Executive Officer of Union Bank & Trust Company from 1991 to 2004.

Patrick J. McCann (48)	2004	Private Investor; Served as Senior Finance Executive for Bank of America-Florida Division from 1998 to 2000; Corporate Director of Finance from 1996 to 1998 and Corporate Controller and Chief Accounting Officer from 1992 to 1996 for Barnett Banks, Inc.

Hullihen W. Moore (62)	2004	Photographer and writer; Member/ rotating Chairman, Virginia State Corporation Commission, 1992-2004; Attorney, Christian and Barton, Richmond, Virginia, 1968 to 1992.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years (2)
Class I (Directors Serving Until the 2006 Annual Meeting):

R. Hunter Morin (61)	2003	President and Founder of GeMROI Company since 1984, a Fredericksburg, Virginia based marketing organization which provides marketing, merchandising, and sales for a variety of major millwork and building materials manufacturers.

Ronald L. Tillett (49)	2003	Managing Director, Public Finance, Morgan Keegan & Company, Inc. since 2001; Secretary of Finance – Commonwealth of Virginia from 1996 to 2001.

Class II (Directors Serving Until the 2007 Annual Meeting):

Ronald L. Hicks (58)	1985	Chairman of the Board of the Company since 1998; Attorney, of Counsel to Jarrell, Hicks and Sasser, Spotsylvania County, Virginia; Chairman of the Board of Union Bank & Trust Company from 1987 to 2003.

W. Tayloe Murphy, Jr. (72)	1966	Attorney, Warsaw, Virginia; Secretary of Natural Resources for the Commonwealth of Virginia since 2002; Delegate of the Virginia General Assembly from 1982 to 2000.

A. D. Whittaker (65)	1981	President, A. D. Whittaker, Inc., a commercial construction firm in Hanover County, Virginia.

(1)	With the exception of Directors Caton, McCann, Moore, Morin, and Tillett, who were appointed to the Board in the year indicated above, each director has served on the Board of Directors of the Company since the consummation of the affiliation of Union Bancorp, Inc. and Northern Neck Bankshares Corporation in July 1993, which created the Company. The date above refers to the year in which Messrs. Beale, Hicks, and Whittaker were first elected to the Board of Directors of Union Bank & Trust Company, and Mr. Murphy was first elected to the Board of Directors of Northern Neck State Bank.

(2)	Each director, other than Mr. Beale, has been deemed by the Board of Directors as an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc. (the “NASD”).

Board of Directors and Committees

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee and shareholder meetings. There were ten meetings of the Board of Directors in 2004 and at least once a quarter, the non-management directors met without management in attendance for a portion of the meeting. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and its committees of which he was a member in 2004.

There are no family relationships among any of the directors or among any directors and any executive officer of the Company.

The Board of Directors has, among others, a standing Executive Committee, Audit Committee, Nominating Committee and Compensation Committee.

Executive Committee. The Executive Committee is composed of G. William Beale, Douglas E. Caton, Ronald L. Hicks, W. Tayloe Murphy and A. D. Whittaker. The committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law. In 2004, there was one meeting of the Executive Committee.

Audit Committee. The Audit Committee is composed of Ronald L. Tillett, Chairman, and A. D. Whittaker, Patrick J. McCann and Hullihen W. Moore. In addition, each of the Company’s subsidiary banks has designated one of its directors to serve as a non-voting advisor to the Audit Committee. These advisors include Daniel I. Hansen of the Union Bank & Trust Company Board, William H. Hughes of the Northern Neck State Bank Board, Sharon G. Luke of the Rappahannock National Bank Board and Alison Morrison of the Bank of Williamsburg Board. The functions of the committee are to engage the independent certified public accountants, to approve the scope of the independent accountants’ audit, to review the reports of examination by the regulatory agencies, the independent accountants and the internal auditor and to issue its report to the Board of Directors. All members of the Audit Committee are “independent directors” within the meaning of the standards of the NASD and the regulations of the Securities and Exchange Commission (the “SEC”). Mr. Tillett is a “financial expert” as defined by the regulations of the SEC and all Audit Committee members have significant financial experience in accordance with the standards of NASD. The Audit Committee met five times in 2004. A copy of the committee’s charter may be found on the Company’s website: www.ubsh.com.

Compensation Committee. The Compensation Committee consists of Douglas E. Caton, Ronald L. Hicks, Ronald L. Tillett and A. D. Whittaker, each of whom is an “independent director” according to the standards of NASD. The function of this committee is to recommend the compensation to be paid to the executive officers of the Company. It also administers all incentive and stock option plans for the benefit of such officers and directors eligible to participate in such plans. The Compensation Committee met eleven times in 2004. A copy of the committee’s charter may be found on the Company’s website: www.ubsh.com.

Nominating Committee. The Nominating Committee consists of Ronald L. Hicks, W. Tayloe Murphy and A.D. Whitaker, each of whom is “independent” according to the standards of NASD. The function of this committee is to recommend individuals for election to the Board of Directors of the Company. The Nominating Committee will accept recommendations from shareholders consistent with the provisions of proposed Rule 14a-11 of the Securities Exchange Act of 1934. Members of the Board of Directors of Union Bankshares Corporation are expected to have the appropriate skill and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills, as well as varying experience, age, perspective, residence and background. Mr. Caton previously served as Chairman of the Board of Guaranty Financial Corporation, which was merged with and into Union Bankshares Corporation on May 1, 2004. Mr. McCann also previously served as a director of Guaranty Financial Corporation. Prior to joining the Guaranty Financial Corporation board, Mr. McCann, a certified public accountant, served in various senior level financial positions with Barnett Banks of Florida and its successor, Bank of America Corporation. Mr. Moore, subsequent to his twenty-four year legal career, served twelve years as a commissioner and rotating chairman of the Virginia State Corporation Commission, a regulatory body with oversight principally over public utilities, insurance companies and Virginia state-chartered banks. The Nominating Committee met three times in 2004. A copy of the committee’s charter may be found on the Company’s website: www.ubsh.com.

Shareholder Communication

Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to D. Anthony Peay, Corporate Secretary, Union Bankshares Corporation, P.O. Box 446, Bowling Green, Virginia 22427. All communication so addressed will be forwarded to the Chairman of the Board of Directors (in the case of correspondence addressed to the “Board of Directors”) or to the individual director without exception. All of the directors attended the Annual Meeting of Shareholders held in 2004. Consistent with the Company’s corporate governance policy, directors are expected to attend the 2005 Annual Meeting and each should be available to shareholders to discuss Company matters. A copy of the corporate governance policy is available on the Company’s website: www.ubsh.com.

Directors’ Fees

As compensation for their services, each member of the Board of Directors of the Company receives $600 for each meeting of the Board attended. In addition, standing committee members receive $325 for each committee meeting attended. Additionally, each director who attends a minimum of 75% of all Board and committee meetings since the last Annual Meeting of Shareholders (or since the appointment of a new director in the case of a new director’s first year of service) receives a $15,000 annual retainer (or pro-rated portion thereof in the case of a new director) paid in shares of the Company’s common stock based on the average closing price on the five consecutive trading days ending on December 1. Mr. Beale does not receive any additional compensation above his regular salary for service as a director or for attending any Board or committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s Report to the Shareholders, which follows, was approved and adopted by the committee on March 4, 2005.

The Board of the Company has a standing Audit Committee that consists of the independent directors whose names appear at the end of this report.

While management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls, the Audit Committee monitors and reviews the Company’s financial reporting process on behalf of the Board of Directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval.

The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and to issue a report thereon. The Audit Committee monitors these processes. However, the Audit Committee does not complete its monitoring prior to Company’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s consolidated annual financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee met and held discussions with management and the Company’s independent auditors, Yount, Hyde & Barbour, P.C. (“YHB”), with respect to the Company’s financial statements for the fiscal year ended December 31, 2004 and with Cherry Bekeart & Holland, L.L.P. (“CBH”) for services provided to Mortgage Capital Investors, Inc. (“MCII”) for the year ended December 31, 2004. Management represented to the Audit Committee that the consolidated financial statements of the Company were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and MCII and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the internal controls of the Company and MCII, and the overall quality of the financial reporting of the Company and MCII.

Principal Accounting Fees

External auditors billed the following fees for services provided to the Company and MCII during 2004 and 2003:

	YHB				CBH
	2004		2003		2004		2003
	Fees ($)	Percent of Total (%)	Fees ($)	Percent of Total (%)	Fees ($)	Percent of Total (%)	Fees ($)	Percent of Total (%)
Audit fees (1)	88,500	70	68,200	67	31,175	100	21,884	100
Audit-related fees (2)	27,450	22	19,861	20	—	—	—	—
Tax fees (3)	10,000	8	13,543	13	—	—	—	—
All other fees	—		—	—	—	—		—

Total	125,950	100	101,604	100	31,175	100	21,884	100

(1)	Audit fees: Audit and review services, consents, review of documents filed with the SEC.

(2)	Audit-related fees: Employee benefit plan audits, attest report on internal controls under FDICIA and consultation concerning financial accounting, reporting standards and other related issues.

(3)	Tax fees: Preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation regarding tax compliance issues.

The Audit Committee has considered the provision by YHB and CBH of the above non-audit services to the Company and has determined that the provision of these services by YHB and CHB is compatible with maintaining each firm’s independence from the Company and MCII, respectively. During the year, each engagement beyond the scope of the annual audit engagement is pre-approved with the Committee’s approval at the direction of the Company’s chief financial officer.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Ronald L. Tillett, Chairman

Patrick J. McCann

Hullihen W. Moore

A.D. Whitaker

EXECUTIVE OFFICERS

The executive officers of the Company are listed below:

Name (Age)	Title and Principal Occupation During Past Five Years
G. William Beale (55)	President and Chief Executive Officer of the Company since its inception in 1993; President and Chief Executive Officer of Union Bank & Trust Company from 1991 to 2004.

D. Anthony Peay (45)	Chief Financial Officer of the Company since 1994; Executive Vice President of the Company since 2003, and Senior Vice President of the Company from 2000 to 2003.

John C. Neal (55)	President and Chief Executive Officer of Union Bank & Trust Company since 2004; Executive Vice President and Chief Operating Officer of Union Bank from 1997 to 2004.

Peter A. Seitz (42)	Executive Vice President and General Counsel of the Company since 2003; Executive Vice President and Chief Administrative Officer of FNB Corporation from 2002 to 2003 and Executive Vice President and General Counsel of FNB Corporation from 1999 to 2002.

OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth, as of February 25, certain information with respect to the beneficial ownership of the Company’s common stock held by each director and director-nominee of the Company, each executive officer named in the Summary Compensation Table below, and by all the directors and executive officers as a group. As of February 25, 2005 no shareholder of the Company beneficially owned 5% or more of the Company’s common stock.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
G. William Beale	40,192	(3)(4)	(2)
Douglas E. Caton	276,777		3.16%
Ronald L. Hicks	29,435	(3)	(2)
Patrick J. McCann	1,245		(2)
Hullihen W. Moore	17,497	(3)	(2)
R. Hunter Morin	6,163		(2)
W. Tayloe Murphy, Jr	166,211	(3)	1.90%
Ronald L. Tillett	1,989		(2)
A. D. Whittaker	54,635	(3)	(2)
John C. Neal	20,366	(3)(4)	(2)
D. Anthony Peay	8,862	(3)(4)	(2)
Peter A. Seitz	423	(4)	(2)
All directors and executive officers as a group	623,975	(3)(4)	7.13%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Represents less than 1% of the Company’s common stock.

(3)	Includes shares held by affiliated corporations, close relatives and dependent children, or as custodians or trustees, as follows: Mr. Beale, 2,241 shares; Mr. Hicks, 5,939 shares; Mr. Moore, 17,250 shares; Mr. Murphy, 69,400 shares; Mr. Whittaker, 2,788 shares; and Mr. Neal, 428 shares.

(4)	Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s 1993 Stock Incentive Plan and 2003 Stock Incentive Plan as follows: Mr. Beale, 3,300 shares; Mr. Neal, 9,370 shares; Mr. Peay, 5,700 shares; and Mr. Seitz, 200 shares.

EXECUTIVE COMPENSATION

The following table provides information on the compensation accrued or paid by the Company or its subsidiaries during the calendar years 2004, 2003 and 2002 for the chief executive officer and the three other executive officers (the “named executive officers”) who received total annual salary and bonus in excess of $100,000 in 2004.

Summary Compensation Table

		Annual Compensation (1)		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options (2)	All Other Compensation (3)
G. William Beale President/CEO Union Bankshares	2004 2003 2002	$236,667 220,000 220,000	$76,835 139,605 8,764	3,500 3,500 3,500	$31,457 28,040 47,911
John C. Neal President/CEO Union Bank	2004 2003 2002	$149,833 139,000 139,000	$42,406 74,327 6,143	2,500 2,500 2,500	$30,053 17,518 34,113
D. Anthony Peay EVP/CFO Union Bankshares	2004 2003 2002	$128,333 120,000 120,000	$34,652 62,906 4,578	2,500 2,000 2,000	$24,871 17,192 28,373
Peter A. Seitz (4) EVP/General Counsel Union Bankshares	2004 2003	$129,000 14,663	$309 —	1,000 —	$7,037 —

(1)	The amount of compensation in the form of perquisites or other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in each year.

(2)	While the Company’s 2003 Incentive Stock Plan permits the granting of restricted stock awards, no such awards have been made through December 31, 2004. This plan is the Company’s only stock-based long-term compensation plan currently in effect.

(3)	Includes for 2004: (i) $7,270 accrued on behalf of Mr. Beale under deferred compensation arrangements; (ii) a contribution of $11,239 to Mr. Beale’s, $11,417 to Mr. Neal’s, and $10,452 to Mr. Peay’s plan account under the Union Bankshares Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) for the 2004 Plan Year; (iii) a $6,050 matching contribution to Mr. Beale’s, $4,398 to Mr. Neal’s, $3,775 to Mr. Peay’s, and $2,716 to Mr. Seitz’ 401(k) Plan account for the 2004 Plan Year; (iv) an estimated contribution of $12,638 to Mr. Beale’s, $13,319 to Mr. Neal’s, $10,240 to Mr. Peay’s and $4,321 to Mr. Seitz’ Union Bankshares Corporation ESOP account for the 2004 Plan Year; and (v) economic benefit attributable to a bank owned life insurance plan of $1,530, $919, and $404 for Messrs. Beale, Neal, and Peay, respectively.

(4)	Mr. Seitz joined the Company on November 19, 2003.

Stock Option Grants in 2004

The following table provides certain information concerning stock options granted during 2004 to the named executive officers.

	Individual Grants
Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price per Share	Expiration Date	Potential Realizable Value (1)
					5%	10%
G. William Beale	3,500	6.39%	$33.98	1/29/2014	$74,794	$189,544
John C. Neal	2,500	4.56%	33.98	1/29/2014	53,425	135,388
D. Anthony Peay	2,500	4.56%	33.98	1/29/2014	53,425	135,388
Peter A. Seitz	1,000	1.82%	33.98	1/29/2014	21,370	54,155

(1)	Potential realizable value at the assumed annual rates of stock price appreciation indicated, based on actual option term (10 years) and annual compounding, less cost of shares at exercise price.

Stock Option Exercises in 2004 and Year-End Option Values

The following table shows certain information with respect to the number of shares acquired on exercise of options in 2004 and the number and value of unexercised options at year-end for the named executive officers.

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
G. William Beale	19,860	$410,232	700	9,400	$7,392	$117,864
John C. Neal	5,000	88,000	7,336	6,834	147,788	87,211
D. Anthony Peay	—	—	4,100	5,900	81,834	70,308
Peter A. Seitz	—	—	—	—	—	4,450

(1)	Calculated by subtracting the exercise price from $38.43, the fair market value of the stock at December 31, 2004 (the closing price of the Company’s common stock as reported on Nasdaq on such date).

Employee and Director Benefit Plans

Stock Incentive Plan. The Company maintains a stock incentive plan that is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward employees for outstanding performance and the attainment of targeted goals. The Company’s 2003 Stock Incentive Plan replaced the 1993 Stock Incentive Plan, and became effective on July 1, 2003, after shareholders approved the plan at the Annual Meeting of Shareholders held in 2003. The stock incentive plan makes available 350,000 shares which may be awarded to employees of the Company and its subsidiaries in the form of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986

(“incentive stock options”), non-statutory stock options and restricted stock. No such awards were made during 2003.

The stock incentive plan is administered by a committee of the Board of Directors of the Company, each member of which is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Unless sooner terminated, the stock incentive plan is in effect for a period of 10 years from the date of adoption by the Board of Directors.

Under the stock incentive plan, the committee determines which employees will be granted options, whether such options will be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a non-qualified stock option must not be less than 50% of the fair market value of a share of common stock on the date the option is granted. Stock options shall become vested and exercisable in the manner specified by the committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its grant. Stock options are nontransferable except by will or by the laws of descent and distribution.

The committee also determines which employees will be awarded restricted stock, the number of shares to be awarded and when such shares become vested. The value of the restricted stock is at least equal to the value of the fair market value of the Company’s common stock on the date the stock is granted.

Equity Compensation Plan Information

The Company’s 1993 Incentive Stock Plan previously provided and the Company’s 2003 Incentive Stock Plan currently provides for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers and key employees of the Company and its subsidiaries. No restricted stock awards have been granted under the plan through the year ended December 31, 2004.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	226,729	(1)	$23.61	296,800
Equity compensation plans not approved by stockholders	—		—	—

Total	226,729		$23.61	296,800

(1)	Consists of 173,529 outstanding options granted pursuant to the Company’s 1993 Incentive Stock Plan and 53,200 options granted pursuant to the Company’s 2003 Incentive Stock Plan.

Deferred Director Compensation Plan. In 1985, Union Bank & Trust Company (“Union Bank”) offered its directors the option to participate in a deferred supplemental compensation program. Participating directors have entered into agreements with Union Bank to participate in the program. To participate in this plan, a director must have elected to forego the director’s fees that would otherwise be payable to him by Union Bank for a period of twelve consecutive months beginning immediately after his election to participate.

While its obligation under each agreement represents an unsecured, general obligation of Union Bank, a substantial portion of the benefits payable under the agreements is funded by key-person life insurance owned by Union Bank on each director. The fees deferred by each participating director in 1985 were applied towards the first year’s premium expense of a life insurance policy and thereafter Union Bank pays the premiums. Similarly, in 1991, a sum equivalent to year of director compensation was applied towards the first year’s premium expense of a life insurance policy on the life of Mr. Beale. Subsequently, Union Bank has paid the premium necessary to carry such policy thereafter. Each agreement provides that the director will receive from Union Bank a designated fixed amount, payable in equal monthly installments over a period of ten years beginning upon his retirement at age 65. No interest is paid on the installments. The amount of each director’s monthly benefit is actuarially determined based on, among other factors, the age and health condition of each director at the time he elects to participate in the program. In the event a director retires but dies before receiving all the installments due under the agreement, Union Bank has the option of making one lump sum payment (based on the discounted present value of the remaining installment obligation) to the director’s designated beneficiary or his estate or continuing the balance of the installment payments in accordance with the original payment plan. Each agreement further provides that a reduced fixed amount is payable in the event of a director’s death prior to reaching retirement age.

The agreement with Mr. Beale calls for Union Bank to pay him $26,500 per year for ten years upon his retirement at age 65. The other participating directors will receive from Union Bank an annual installment in the following amounts upon their retirement (as defined below) from the Board of Directors of the Company, as follows: Mr. Hicks, $55,364; Mr. Whittaker, $16,345; and Mr. Mahon, $5,887. As of December 31, 2004, Union Bank had accrued approximately $1,088,357 to cover its obligations under all these agreements with current and former directors who participated in the director deferred compensation plan.

While the insurance policies were purchased as a means of funding the deferred compensation liability created under this plan, there exists no obligation to use any insurance funds from policy loans or death proceeds to curtail the deferred compensation liability. Under the terms of the directors’ benefit plan, a participant, or his beneficiary, will receive upon retirement a monthly retirement payment for life, payable for a minimum of 15 years. A participant’s retirement date is considered to be the later of the date a participant turns age 65 or completes 10 years of plan participation. The plan also provides for a reduced payment to a participant’s beneficiary in the event that the participant dies prior to retirement, payable for a period of 15 years from the date of death.

Employment Contracts and Termination and Change in Control Arrangements

The Company and Mr. Beale entered into an employment agreement effective April 1, 1999. The agreement had a two-year initial term and is extended for successive one-year terms unless the Company elects not to extend the term of the agreement by providing at least twelve months prior notice, which it has not done. The initial employment agreement provided for an annual base salary of $170,000, which has been adjusted annually at the discretion of the Board, and annual cash bonuses in such amounts as determined by the Board. The Company may terminate Mr. Beale’s employment at any time for “Cause” (as defined in the agreement) without incurring any additional obligations to him. If the Company terminates Mr. Beale’s employment for any reason other than for “Cause” or if Mr. Beale terminates his employment for “Good Reason” (as defined in the agreement), the Company will be obligated to continue to provide the compensation and benefits specified in the agreement until the expiration of its term. The employment agreement will terminate in the event that there is a change in control of the Company, at which time the change in control agreement described below between the Company and Mr. Beale will become effective and any termination benefits will be determined and paid solely pursuant to the change in control agreement.

The Company also has an agreement with Messrs. Beale, Neal, Peay and Seitz (the “Executive Group”) that becomes effective upon a change in control of the Company. Under the terms of these agreements, the Company or its successor agrees to continue the Executive Group members in its employ for a term of three years after the date of a change in control. During the term of the contracts, the Executive Group members will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to that paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of any of the Executive Group members is terminated during the three years other than for cause or disability as defined in the agreement, or if either of them should terminate employment because a material term of their contract is breached by the Company, such terminating member will be entitled to a lump sum payment, in cash, within thirty days after the date of termination. This lump sum will be equal to 2.9 times the sum of Mr. Beale’s base salary, annual bonus and equivalent benefits, and 2.0 times the sum of the base salary, annual bonus and equivalent benefits of Messrs. Neal, Peay and Seitz.

Compensation Committee Report on Executive Compensation

Compensation for the President and Chief Executive Officer of the Company is determined by the Board of Directors, excluding the President and Chief Executive Officer, based on the recommendation of the Compensation Committee of the Board. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and recommends to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

Compensation for executive officers other than the President and Chief Executive Officer is determined by the Board of Directors based on the recommendation of the Compensation Committee, with the input of the President and Chief Executive Officer. Compensation levels for all executive officers are determined based on the performance of the Company, performance judgments as to the past and future contributions of the individual officers and compensation paid to executives in similar positions in the industry.

The Board and the Compensation Committee establish overall compensation using both objective and subjective criteria based on the factors noted above. With respect to the objective portion of the performance evaluation, the Compensation Committee specifically considers the growth in earnings per share and the relative level of return on equity in its deliberations. The subjective component focuses on the Committee’s perception of the performance by the executive officer of his or her individual responsibilities as defined by the Committee and in comparison to the compensation paid to persons in comparable positions within the industry. The Company’s executive compensation program considers base salary its primary component, followed by short-term incentive compensation and long-term incentive compensation.

Members of the Compensation Committee

Ronald L. Hicks, Chairman

Douglas E. Caton

Ronald L. Tillett

A. D. Whittaker

Compensation Committee Interlocks and Insider Participation

During 2004 and up to the present time, there were transactions between Union Bank and Northern Neck State Bank and the members of the Compensation Committee, or their associates, all consisting of extensions of credit by either Bank in the ordinary course of its business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involve more than the normal risk of collectibility or present other unfavorable features.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Certain directors and officers of the Company and its subsidiaries and members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of Union Bank, Northern Neck State Bank, Rappahannock National Bank, Bank of Williamsburg, Union Investment Services and Mortgage Capital Investors. As such, these persons engaged in transactions with the Company and its subsidiaries in the ordinary course of business during 2004, and will have additional transactions with these companies in the future. All loans extended and commitments to lend by the banks to such persons are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collection or present other unfavorable features.

INDEPENDENT AUDITORS — PROPOSAL TWO

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company’s independent public accountants for the year ending December 31, 2005, and the Board has directed that such selection of independent public accountants be ratified by the shareholders at the Annual Meeting. Yount, Hyde & Barbour, P.C. has been serving the Company since 1999. Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent auditors for the fiscal year ending December 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company’s common stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, insiders of the Company complied with all filing requirements during 2004, except for reporting two purchases of 112 shares and 121 shares respectively for Mr. Hicks’ IRA and his spouse’s IRA on April 27, 2004.

SHAREHOLDER RETURN

The Company is subject to the rules of the Securities and Exchange Commission that require all public companies to present a graph of total investment return in their annual proxy statements. The graph below compares the yearly percentage change in the Company’s cumulative total shareholder return with the cumulative total return of the Nasdaq Stock Market Index and of the Nasdaq National Market (“Nasdaq/NM”) Bank Index, assuming that investments of $100 were made on December 31, 1999, and that dividends were reinvested.

Performance Indices

	1999	2000	2001	2002	2003	2004
Union Bankshares Performance Index	$100.00	$73.52	$116.43	$193.15	$218.76	$276.05
The NASDAQ Stock Market Index	100.00	60.31	47.84	33.07	49.45	53.81
NASDAQ Bank Stocks Index	100.00	114.23	123.68	126.65	162.92	186.45

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with the recommendation of the Board of Directors.

SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for possible inclusion in the 2005 Proxy Statement, it must be received by the Company’s Corporate Secretary, D. Anthony Peay, Union Bankshares Corporation, 212 N. Main Street, P.O. Box 446, Bowling Green, Virginia 22427 on or before November 7, 2005.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Union Bankshares Corporation, Corporate Secretary, D. Anthony Peay, Union Bankshares Corporation, 212 N. Main Street, P.O. Box 446, Bowling Green, Virginia 22427.

Annual Report on Form 10-K. Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company encourages its shareholders to read the Form 10-K as it contains information on the Company and its subsidiaries, as well as the Company’s audited financial statements.

DIRECTIONS TO ANNUAL MEETING SITE

HOLIDAY INN SELECT

2801 PLANK ROAD

FREDERICKSBURG, VIRGINIA

From the North: Follow Interstate 95 South to Exit 130B (State Route 3 West). Make the first right at the traffic light onto the Carl D. Silver Parkway. Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

From the South: Follow Interstate 95 North to Exit 130B (State Route 3 West). Follow Route 3 over the interstate (approximate ¼ mile) and take the right at the first traffic light onto Carl D. Silver Parkway. Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

From the West: Follow Route 3 East. As you pass Spotsylvania Mall on your right, get into the left lane and turn left at the next traffic light onto Carl D. Silver Parkway. (If you cross Interstate 95 you have gone too far). Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

From the East: Follow Route 3 West. After you cross over Interstate 95, take a right at the first traffic light onto Carl D. Silver Parkway. Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

Union Bankshares Corporation

Revocable Proxy

The undersigned hereby appoints G. William Beale and B. Walton Mahon, jointly and severally proxies, will full power of substitution, to represent the undersigned and vote all shares of the Company standing in the name of the undersigned and vote all shares of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 19, 2005 at 3:00 p.m. at the Holiday Inn Select Conference Center located at 2801 Plank Road in Fredericksburg, Virginia, or any adjournment thereof, on each of the following matters:

1.	To elect three Class III directors to serve until the Annual Meeting of Shareholders in 2008. (except as marked to the contrary below):

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

G. William Beale, Patrick J. McCann and Hullihen W. Moore

To elect one Class I directors to serve until the Annual Meeting of Shareholders in 2006. (except as marked to the contrary below):

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

Douglas E. Caton

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the Company for 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	The transaction of any other business which may properly come before the Annual Meeting. Management at present knows of no other business to be presented at the Annual Meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, the proxy will be voted “FOR” each proposal.

Dated:                     , 2005

Signature

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